Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--November 19, 2015--The Board of Directors of SBT Bancorp, Inc., (OTCQX: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on November 18, 2015 a quarterly common stock cash dividend of $0.14 per share. The dividend will be payable on December 11, 2015 to shareholders of record on November 30, 2015.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “The Board of Directors is committed to enhancing shareholder value and extends our appreciation to all investors who have continued to support the development of SBT Bancorp. The changing banking environment in north-central Connecticut has afforded new growth opportunities of which we are taking advantage by expanding both our geographical footprint and our lending capabilities. We will strive for improved financial performance through the continued development of profitable banking relationships while continuing to provide outstanding customer service.”

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc., whose stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Richard Sudol, CFO, 860-408-5493
860-408-4679 (fax)
rsudol@simsburybank.com